Exhibit 10.2

Execution Version

VOTING AND SUPPORT AGREEMENT

THIS VOTING SUPPORT AGREEMENT, dated as of June 2, 2025 (this “Agreement”), is made by and among (i) Viper Energy, Inc., a Delaware corporation (“Parent”), (ii) BX Royal Aggregator LP, a Delaware limited partnership, and RRR Aggregator LLC, a Delaware limited liability company (each, a “Holder” and collectively, the “Holders”), and (iii) Sitio Royalties Corp., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, Parent, Viper Energy Partners LLC, a Delaware limited liability company (“Cobra Opco”), New Cobra Pubco, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“New Parent”), Cobra Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of New Parent (“Cobra Merger Sub”), Scorpion Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of New Parent (“Scorpion Merger Sub”), the Company and Sitio Royalties Operating Partnership, LP, a Delaware limited partnership (“Scorpion Opco”), have entered into an Agreement and Plan of Merger dated as of June 2, 2025 (as the same may be amended or supplemented from time to time, the “Merger Agreement”), providing for, among other things, (i) the merger of Cobra Merger Sub with and into Parent (the “Cobra Pubco Merger”), with Parent continuing as the surviving corporation and a wholly owned subsidiary of New Parent, (ii) the merger of the Scorpion Merger Sub with and into the Company (the “Scorpion Pubco Merger” and, together with the Cobra Pubco Merger, the “Pubco Mergers”), with the Company continuing as the surviving corporation and a wholly owned subsidiary of New Parent, and (iii) immediately following the Cobra Pubco Merger and the Scorpion Pubco Merger, the merger of Scorpion Opco with and into Cobra Opco (the “Opco Merger” and, together with the Pubco Merger, the “Mergers”), with Cobra Opco continuing as the surviving entity in the merger;

WHEREAS, the Holders are the Beneficial Owners of zero shares of Class A common stock, par value $0.0001 per share, of the Company (“Company Class A Common Stock”) and 20,037,945 shares of Class C common stock, par value $0.0001 per share, of the Company (“Company Class C Common Stock” and, together with Class A Common Stock, “Company Common Stock”) (such shares of Company Class A Common Stock and Company Class C Common Stock, collectively, the “Shares”) and 20,037,945 units representing limited partner interests in Scorpion Opco (the “Opco LP Units”) (such Opco LP Units, together with the Shares, the “Securities”);

WHEREAS, certain other stockholders of the Company (“Company Stockholders”) have entered into voting and support agreements in substantially the same form as this Agreement (the “Other Voting and Support Agreements”, and such Company Stockholders that have entered into Other Voting and Support Agreements, the “Other Holders”);

WHEREAS, concurrently with the execution and delivery of the Merger Agreement, and as a condition and an inducement to Parent and the Company entering into the Merger Agreement, each Holder is entering into this Agreement with respect to the Securities; and

WHEREAS, Parent and the Company desire that each Holder agree, and each Holder is willing to agree, subject to the limitations herein, not to Transfer any of its applicable Securities and to vote its applicable Securities in a manner so as to facilitate consummation of the Mergers and the other transactions contemplated by the Merger Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

GENERAL

1.1 Definitions. Capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement, and, as used in this Agreement, the following terms shall have the following meanings:

“Beneficially Own” or “Beneficial Ownership” has the meaning assigned to such term in Rule 13d-3 under the Exchange Act, and a Person’s beneficial ownership of securities shall be calculated in accordance with the provisions of such Rule (in each case, irrespective of whether or not such Rule is actually applicable in such circumstance). For the avoidance of doubt, Beneficially Own and Beneficial Ownership shall also include record ownership of securities.

“Beneficial Owners” shall mean Persons who Beneficially Own the referenced securities.

“Transfer” means (a) any direct or indirect offer, sale, lease, assignment, encumbrance, loan, pledge, grant of a security interest, hypothecation, disposition or other similar transfer (by operation of law or otherwise), either voluntary or involuntary, or entry into any contract, option or other arrangement or understanding with respect to any offer, sale, lease, assignment, encumbrance, loan, pledge, hypothecation, disposition or other transfer (by operation of law or otherwise), of any Securities owned by Holder (whether beneficially or of record), including in each case through the Transfer of any Person or any interest in any Person, (b) in respect of any Securities of the Company or Scorpion Opco or interest in any Securities of the Company or Scorpion Opco, to enter into any swap or any other agreement, transaction or series of transactions that transfers to another, in whole or in part, any of the economic consequences of ownership of any such Securities, whether any such transaction is to be settled by delivery of any such Securities, in cash or otherwise or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

ARTICLE II

AGREEMENT TO RETAIN SECURITIES

2.1 Transfer and Encumbrance of Securities.

(a) From the date of this Agreement until the Termination Date (the “Lock-Up Period”), subject to the exceptions expressly set forth herein, each Holder shall not, with respect to any Securities Beneficially Owned by such Holder, Transfer any such Securities. During the Lock-Up Period, each Holder shall not, with respect to any Securities Beneficially Owned by such

Holder (A) deposit any such Securities into a voting trust or enter into a voting agreement or arrangement with respect to such Securities or grant any proxy or power of attorney with respect thereto or (B) take any action that would make any representation or warranty of such Holder contained herein untrue or incorrect or have the effect of preventing or disabling such Holder from performing its obligations under this Agreement.

(b) The restrictions set forth in the first sentence of Section 2.1(a), shall not apply to:

(i) in the case of an entity, Transfers to a stockholder, partner, member or affiliate of such entity;

(ii) in the case of an individual, Transfers by gift to members of the individual’s immediate family (as defined below) or to a trust, the beneficiary of which is a member of one of the individual’s immediate family, an affiliate of such person or to a charitable organization;

(iii) in the case of an individual, Transfers by virtue of laws of descent and distribution upon death of the individual;

(iv) in the case of an individual, Transfers pursuant to a qualified domestic relations order;

(v) in the case of an entity, Transfers by virtue of the laws of the state of the entity’s organization and the entity’s organizational documents upon dissolution of the entity; or

(vi) Transfers to the Company associated with (A) net withholding to satisfy tax withholding obligations or (B) net exercise to satisfy exercise price obligations, in each case, for equity-based awards pursuant to the Company’s equity incentive plans or arrangements;

provided, however, that (A) in the case of clauses (i) through (v), these permitted transferees must enter into a written agreement, in substantially the form of this Agreement and reasonably satisfactory to Parent and the Company (it being understood that any references to “immediate family” in the agreement executed by such transferee shall expressly refer only to the immediate family of a Holder and not to the immediate family of the transferee), agreeing to be bound by these Transfer restrictions. For purposes of this paragraph, “immediate family” shall mean a spouse, domestic partner, child, grandchild or other lineal descendant (including by adoption), father, mother, brother or sister of the undersigned; and “affiliate” shall have the meaning set forth in Rule 405 under the Securities Act of 1933; provided, for the avoidance of doubt, any member of the Holder shall be deemed an “affiliate” of such Holder; and provided, further, that an “affiliate” of the Holder shall include any investment fund, vehicle or holding company under common management or control with such Holder or an affiliate thereof serves as the general partner, managing member or discretionary manager or advisor.

2.2 Additional Purchases; Adjustments. Each Holder agrees that any shares of Company Common Stock or Opco LP Units and any other shares of capital stock or other equity securities of the Company or Scorpion Opco that it purchases or otherwise acquires or with respect to which such Holder otherwise acquires voting power after the execution of this Agreement and prior to the expiration of the Lock-Up Period shall be subject to the terms and conditions of this Agreement to the same extent as if such shares of capital stock or other equity securities constituted Securities as of the date hereof. In the event of any stock split, stock dividend, merger, reorganization, recapitalization, reclassification, combination, exchange of shares or the like of the capital stock of the Company affecting the Securities, the terms of this Agreement shall apply to the resulting securities.

2.3 Unpermitted Transfers; Involuntary Transfers. Any Transfer or attempted Transfer of any Securities in violation of this Article II shall, to the fullest extent permitted by Law, be null and void ab initio. In furtherance of the foregoing, each Holder hereby authorizes and instructs the Company to instruct its transfer agent to enter a stop transfer order with respect to all of the Securities. If any involuntary Transfer of any of a Holder’s Securities shall occur, the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Securities subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until valid termination of this Agreement.

ARTICLE III

AGREEMENT TO VOTE

3.1 Agreement to Vote. For the duration of the Lock-Up Period, each Holder irrevocably and unconditionally agrees that, at any meeting of the stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting, however called), including, without limitation, the Company Stockholders Meeting, or in connection with any written consent of the stockholders of the Company or unitholders of Scorpion Opco, such Holder shall:

(a) appear at such meeting or otherwise cause the applicable Securities to be counted as present thereat for purpose of establishing a quorum;

(b) vote (or execute and return an action by written consent), or cause to be voted at such meeting in person or by proxy (or validly execute and return and cause such consent to be granted with respect to), all of the Holder’s applicable Securities owned as of the record date for such meeting (or the date that any written consent is executed by the Holder) in favor of (i) adoption of the Merger Agreement; (ii) the approval of the Scorpion Pubco Merger and the other Transactions; (iii) any amendment and/or restatement of the Organizational Documents of the Company or any of its Subsidiaries necessary to effect the consummation of the Transactions as contemplated by the Merger Agreement; and (iv) any other proposals agreed to by Parent and the Company which are necessary and appropriate in connection with the Transactions or to effectuate the intent of the foregoing clauses (i) through (iii); and

(c) vote (or execute and return an action by written consent), or cause to be voted at such meeting in person or by proxy (or validly execute and return and cause such consent to be granted with respect to), all of the Holder’s applicable Securities against (i) any agreement, transaction or proposal that relates to a Company Competing Proposal or any other transaction, proposal, agreement or action made in opposition to adoption of the Merger Agreement or in competition or inconsistent with the Mergers or matters contemplated by the Merger Agreement; (ii) any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company or any of its Subsidiaries contained in the Merger Agreement or of the Holder contained in this Agreement; (iii) any action or agreement that would reasonably be expected to result in (x) any condition to the consummation of the Mergers set forth in Article VII of the Merger Agreement not being fulfilled or (y) any change to the voting rights of any class of shares of capital stock of Company (including any amendments to the Company’s Organizational Documents); and (iv) any other action that could reasonably be expected to impede, interfere with, delay, discourage, postpone or adversely affect any of the transactions contemplated by the Merger Agreement, including the Mergers, or this Agreement. Any attempt by the Holder to vote, consent or express dissent with respect to (or otherwise to utilize the voting power of), the Holder’s applicable Securities in contravention of this Section 3.1 shall be null and void ab initio. If the Holder is the Beneficial Owner, but not the holder of record, of any Securities, the Holder agrees to take all actions necessary to cause the holder of record and any nominees to vote (or exercise a consent with respect to) all of such Securities in accordance with this Section 3.1.

Notwithstanding anything herein to the contrary in this Agreement, this Section 3.1 shall not require any Holder to be present (in person or by proxy) or vote (or cause to be voted), any of the applicable Securities to amend, modify or waive any provision of the Merger Agreement in a manner that reduces the amount, changes the form of the Scorpion Pubco Merger Consideration or Opco Merger Consideration payable, extends the outside date or otherwise adversely affects such Holder of the Company or Scorpion Opco (in its capacity as such) in any material respect. Notwithstanding anything to the contrary in this Agreement each Holder shall remain free to vote (or execute consents or proxies with respect to) the applicable Securities with respect to any matter other than as set forth in Section 3.1(b) and/or Section 3.1(c) in any manner such Holder deems appropriate, including in connection with the election of directors of the Company. Except as expressly provided for in Section 3.5 herein, the obligations of the Holder specified in this Section 3.1 shall apply whether or not the Mergers or any action described above is recommended by the Company Board.

3.2 Return of Proxy. Each Holder shall execute and deliver (or cause the holders of record to execute and deliver), at least three (3) business days prior to the relevant meeting, any proxy card or voting instructions it receives that is sent to stockholders of the Company soliciting proxies with respect to the matters described in Section 3.1(b) or Section 3.1(c), which shall be voted in the manner described in Section 3.1(b) or Section 3.1(c) (with the Company to be promptly notified (and provided reasonable evidence) of such execution and delivery of such proxy card or voting instructions).

3.3 Waiver of Certain Actions. Each Holder agrees not to commence or participate in, and to take all actions necessary to opt out of, any class action with respect to, any claim, derivative or otherwise, against Parent, the Company, any of their respective Affiliates or successors or any of their respective directors, managers or officers (a) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Merger Agreement (including any claim seeking to enjoin or delay the closing of the Mergers) or (b) alleging a breach of any duty of the Company Board in connection with the Merger Agreement, this Agreement or the transactions contemplated thereby or hereby.

3.4 No Short Sales. Each Holder agrees that, from the date of this Agreement to and including the termination of this Agreement, none of such Holder nor any person or entity acting on behalf of such Holder or pursuant to any understanding with such Holder will engage in any Short Sales with respect to securities of Parent or the Company. For the purposes hereof, “Short Sales” shall mean all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, and all short positions effected through any direct or indirect stock pledges (other than pledges in the ordinary course of business as part of prime brokerage arrangements), forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), short or other short transactions through non-U.S. broker dealers or foreign regulated brokers.

3.5 Company Change of Recommendation. Notwithstanding anything to the contrary herein, if at any time during the Lock-Up Period, there occurs a Company Change of Recommendation in compliance with the terms of the Merger Agreement (other than in response to a Company Superior Proposal or Parent Majority Stockholder Change of Control), then the voting obligations for each Holder set forth in Section 3.1 with respect to shares of Company Common Stock at any meeting or action by written consent of the stockholders of the Company during the time the Company Change of Recommendation is in effect shall only apply to shares of Company Common Stock held by such Holder having voting power equal to the product of (x) 35% and (y) the quotient of (i) the aggregate voting power of all shares of Company Common Stock held by such Holder as of the record date for such meeting or action by written consent and (ii) the aggregate voting power of all shares of Company Common Stock held by all Holders and all Other Holders as of the record date for such meeting or action by written consent.

ARTICLE IV

ADDITIONAL AGREEMENTS

4.1 Further Assurances. Each Holder agrees that until the Termination Date, such Holder shall and shall cause its Subsidiaries to take no action that would reasonably be likely to adversely affect or delay the ability to perform its respective covenants and agreements under this Agreement.

4.2 Fiduciary Duties. Each Holder is entering into this Agreement solely in its capacity as the record or Beneficial Owner of the Securities and nothing herein is intended to or shall limit or affect any actions taken by any of such Holder’s designees serving in his or her capacity as a director of the Company (or a Subsidiary of the Company). The taking of any actions (or failures to act) by each Holder’s designees serving as a director of the Company (in such capacity as a director) shall not be deemed to constitute a breach of this Agreement.

4.3 Waiver of Appraisal Rights. Each Holder irrevocably and unconditionally waives any appraisal or dissenter’s rights that it may have in connection with the Scorpion Pubco Merger, including the treatment of Company Class C Common Stock therein.

4.4 Certain Tax Matters. Parent and the Company hereby agree that with respect to any audit, examination, contest, litigation or other Proceeding relating to Pre-Closing Flow-Through Tax Returns of Scorpion Opco that would otherwise be controlled by New Parent or any Subsidiary of New Parent after the Closing, the Legacy Unitholders, or a designated representative thereof, shall have the right to control, contest, resolve and defend against any such Proceeding; provided that (a) the Legacy Unitholders (or their representative) shall keep New Parent reasonably informed regarding the progress of such Proceeding, (b) New Parent shall be entitled to participate in such Proceeding at New Parent’s own expense, and (c) the Legacy Unitholders (or their representative) shall not resolve or settle any such Proceeding without the consent of New Parent if such resolution or settlement could reasonably be expected to increase Taxes of New Parent in any post-closing Tax period.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF HOLDER

5.1 Representations and Warranties. Each Holder, severally and not jointly, hereby represents and warrants as follows:

(a) Ownership. The Holder has, with respect to the Securities, and at all times during the term of this Agreement will continue to have, Beneficial Ownership of, good and valid title to and full and exclusive power to vote, issue instructions with respect to the matters set forth in Article III, agree to all of the matters set forth in this Agreement and to Transfer the Securities. The Securities constitute all of the shares of Company Common Stock and Opco LP Units and other any other equity securities of the Company or Scorpion Opco owned of record or beneficially by the Holder as of the date hereof. Other than this Agreement and except as set forth in the Organizational Documents of Scorpion Opco, (i) there are no agreements or arrangements of any kind, contingent or otherwise, to which the Holder is a party obligating the Holder to Transfer or cause to be Transferred to any person any of the Securities and (ii) no Person has any contractual or other right or obligation to purchase or otherwise acquire any of the Securities.

(b) Organization; Authority. The Holder is duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation. The Holder has full power and authority and is duly authorized to make, enter into and carry out the terms of this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by the Holder and (assuming due authorization, execution and delivery by the Company and Parent) constitutes a valid and binding agreement of the Holder, enforceable against the Holder in accordance with its terms (except in all cases as such enforceability may be limited by Creditors’ Rights), and no other action is necessary to authorize the execution and delivery by the Holder or the performance of the Holder’s obligations hereunder.

(c) No Violation. The execution, delivery and performance by the Holder of this Agreement will not (i) violate any provision of any Law applicable to the Holder; (ii) violate any order, judgment or decree applicable to the Holder or any of its affiliates; or (iii) conflict with, or result in a breach or default under, any agreement or instrument to which the Holder or any of its affiliates is a party or any term or condition of its certificate of formation, limited liability company agreement or comparable Organizational Documents, as applicable, except where such conflict, breach or default would not reasonably be expected to, individually or in the aggregate, have an adverse effect on the Holder’s ability to satisfy its obligations hereunder.

(d) Consents and Approvals. The execution and delivery by the Holder of this Agreement does not, and the performance of the Holder’s obligations hereunder do not, require the Holder or any of its affiliates to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any person or Governmental Entity, except such filings and authorizations as may be required under the Exchange Act.

(e) Absence of Litigation. To the knowledge of the Holder, as of the date hereof, there is no Proceeding pending against, or threatened in writing against, the Holder that would prevent the performance by the Holder of its obligations under this Agreement or to consummate the transactions contemplated hereby or by the Merger Agreement, including the Mergers, on a timely basis.

(f) Absence of Other Voting Agreements. None of the Securities is subject to any voting trust, proxy or other agreement, arrangement or restriction with respect to voting, in each case, that is inconsistent with this Agreement, except as contemplated by this Agreement. None of the Securities is subject to any pledge agreement pursuant to which the Holder does not retain sole and exclusive voting rights with respect to the Securities subject to such pledge agreement at least until the occurrence of an event of default under the related debt instrument.

ARTICLE VI

MISCELLANEOUS

6.1 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent or the Company any direct or indirect ownership or incidence of ownership of or with respect to the Securities. All rights, ownership and economic benefits of and relating to the Securities shall remain vested in and belong to each Holder, as applicable, and Parent and the Company shall not have any authority to manage, direct, restrict, regulate, govern or administer any of the policies or operations of the Holder or exercise any power or authority to direct any Holder in the voting or disposition of any Securities, except as otherwise expressly provided herein.

6.2 Disclosure. Each Holder consents to and authorizes the publication and disclosure by the Company and Parent of such Holder’s identity and holding of Securities, and the terms of this Agreement (including, for avoidance of doubt, the disclosure of this Agreement), in any press release, the Registration Statement, including the Joint Information Statement/Proxy Statement/Prospectus, as applicable, and any other disclosure document required in connection with the Merger Agreement, the Mergers and the transactions contemplated by the Merger Agreement.

6.3 Termination. This Agreement shall terminate at the earliest of (i) the date the Merger Agreement is validly terminated in accordance with its terms, (ii) the Opco Merger Effective Time, (iii) an amendment to the Merger Agreement without the prior written consent of each Holder that (A) reduces the consideration payable in the Scorpion Pubco Merger or the Opco Merger, on a per share of Company Common Stock or per Opco LP Unit basis, or (B) changes the form of consideration payable in the Scorpion Pubco Merger or the Opco Merger to the holders of Company Common Stock or Opco LP Units, or (C) extends the outside date under the Merger Agreement (except if such extension is explicitly provided for in, and effected pursuant to, the Merger Agreement), (iv) both the Company Stockholder Approval and the Scorpion Opco Written Consent are obtained, (v) mutual consent of the parties hereto, and (vi) the occurrence of a Company Change of Recommendation in compliance with the terms of the Merger Agreement that relates to a Company Superior Proposal or Parent Majority Stockholder Change of Control (such date, the “Termination Date”). Neither the provisions of this Section 6.3 nor the termination of this Agreement shall relieve (x) any party hereto from any liability of such party to any other party incurred prior to such termination or (y) any party hereto from any liability to any other party arising out of or in connection with a breach of this Agreement. Nothing in the Merger Agreement shall relieve a Holder from any liability arising out of or in connection with a breach of this Agreement. Notwithstanding anything to the contrary in this Agreement, in the event that the Closing occurs, Section 4.4 shall survive.

6.4 Amendment. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of each Holder, Parent and the Company.

6.5 Non-Solicitation. For the duration of the Lock-Up Period, each Holder, solely in its capacity as a stockholder of the Company, will not, and will not permit an entity under its control (as defined in the Merger Agreement) (excluding the Company and its Subsidiaries) to, take any action that the Company is prohibited from taking pursuant to Section 6.3(b)(1)(i)-(iv) of the Merger Agreement; provided, however, the foregoing restriction shall not apply to any actions that the Company (or its board of directors) is expressly permitted to take in accordance with the provisions of Section 6.3 of the Merger Agreement. Nothing contained in this Section 6.5 shall prevent any Person Affiliated with such Holder who is a director of the Company or designated by such Holder as a director of the Company from taking actions in his or her capacity as a director of the Company so long as such actions are not prohibited under Section 6.3 of the Merger Agreement.

6.6 Extension; Waiver. At any time prior to the expiration of the termination of this Agreement in accordance with Section 6.3, the parties may, to the extent legally allowed:

(a) extend the time for the performance of any of the obligations or acts of the other party hereunder;

(b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto; or

(c) waive compliance with any of the agreements or conditions of the other party contained herein;

provided, that, in each case, such waiver or extension is made in writing and signed by the party (or parties) against whom the waiver or extension is to be effective.

Notwithstanding the foregoing, no failure or delay by the Company or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. No agreement on the part of a party to any such extension or waiver shall be valid unless set forth in an instrument in writing signed on behalf of such party.

6.7 Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Mergers are consummated.

6.8 Notices. All notices, requests and other communications to any party under, or otherwise in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) if delivered in person; (b) if transmitted by electronic mail (“email”) (but only if confirmation of receipt of such email is requested and received; provided, that each notice party shall use reasonable best efforts to confirm receipt of any such email correspondence promptly upon receipt of such request); or (c) if transmitted by national overnight courier, in each case as addressed as follows:

(i) if to a Holder, to:

BX Royal Aggregator LP

c/o Blackstone Inc.

345 Park Avenue

New York, NY, 10154

Attention: David Foley

Email: foley@blackstone.com

RRR Aggregator LLC

c/o Blackstone Inc.

345 Park Avenue

New York, NY, 10154

Attention: David Foley

Email: foley@blackstone.com

and

(ii) if to Parent, to:

Viper Energy, Inc.

500 West Texas Ave., Suite 100

Midland, TX 79702

Attention: Kaes Van’t Hof, Chief Executive Officer

 Matt Zmigrosky, Executive Vice President, General Counsel and Secretary

Email:   KVantHof@DiamondbackEnergy.com

 MZmigrosky@DiamondbackEnergy.com

with a required copy to (which copy shall not constitute notice):

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attention: Zachary S. Podolsky

Email:   ZSPodolsky@wlrk.com

and

(iii) if to the Company, to:

Sitio Royalties Corp.

1401 Lawrence Street, Suite 1705

Denver, Colorado 80202

Attention: Chris Conoscenti

 Brett Riesenfeld

Email:   chris.conoscenti@sitio.com

 brett.riesenfeld@sitio.com

with a required copy to (which copy shall not constitute notice):

Vinson & Elkins L.L.P.

845 Texas Avenue, Suite 4700

Houston, Texas 77002

Attention: Doug E. McWilliams

 Benjamin R. Barron

Email:   dmcwilliams@velaw.com

 bbarron@velaw.com

6.9 No Partnership, Agency or Joint Venture. This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture, any like relationship between the parties hereto or a presumption that the parties are in any way acting in concert or as a group with respect to the obligations or the transactions contemplated by this Agreement.

6.10 Miscellaneous. The provisions set forth in Sections 9.4 (Rules of Construction), 9.5 (Counterparts), 9.6 (Entire Agreement; Third Party Beneficiaries), 9.7 (Governing Law; Venue; Waiver of Jury Trial), 9.8 (No Remedy in Certain Circumstances), 9.9 (Assignment) and 9.10 (Specific Performance) of the Merger Agreement, as in effect as of the date hereof, are hereby incorporated by reference into, and shall be deemed to apply to, this Agreement, mutatis mutandis.

6.11 Stockholder Related Parties. None of the provisions of this Agreement shall in any way limit the activities of Blackstone Inc. or any of its affiliates (other than the affiliate of Blackstone Inc. that is a Holder and a party to this Agreement (each, a “Blackstone Stockholder”)); provided, however, that it will be considered a breach of this Agreement if any affiliate of a Blackstone Stockholder takes any action at the direction, instruction or encouragement of such Blackstone Stockholder that would be a breach of this Agreement if such action was taken directly by such Blackstone Stockholder.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed or caused this Agreement to be executed in counterparts, all as of the day and year first above written.

VIPER ENERGY, INC.

By:	/s/ Kaes Van’t Hof
Name:	Kaes Van’t Hof
Title:	Chief Executive Officer

SITIO ROYALTIES CORP.

By:	/s/ Christopher L. Conoscenti
Name:	Christopher L. Conoscenti
Title:	Chief Executive Officer

BX ROYAL AGGREGATOR LP

By: BCP VI/BEP Holdings Manager L.L.C., its General Partner

By:	/s/ David I. Foley
Name:	David I. Foley
Title:	Senior Managing Director

RRR AGGREGATOR LLC

By:	/s/ David I. Foley
Name:	David I. Foley
Title:	Senior Managing Director

[Signature Page to Voting and Support Agreement]